TRANSGLOBE ENERGY CORPORATION ANNOUNCES AGM VOTING RESULTS,
UPDATE ON AIM PROCESS AND TRANSITION PLANS FOR THE BOARD OF DIRECTORS

TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, May 11, 2018 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces its AGM voting results, an update on its AIM admission process and transition plans for the Board of Directors and changes to its Director share ownership requirements.
AGM Results
Report in Respect of Voting Results Pursuant to Section 11.3 of
National Instrument 51-102 – Continuous Disclosure Obligations

In respect of the annual general and special meeting (the "Meeting") of the holders of common shares of TransGlobe Energy Corporation ("TransGlobe" or the "Company") held on May 10, 2018 the following sets forth a brief description of each matter voted upon at such Meeting and the outcome of the vote:

Description of Matter	Outcome of Vote	Votes For (ballots only)	Votes Against or Withheld (ballots only)
• Ordinary resolution fixing the number of directors of TransGlobe to be elected at the Meeting at nine (9).	Approved	25,349,404 62.77%	15,037,933 37.23%
2.    Ordinary resolution electing the following nominees to serve as directors of TransGlobe for the ensuing year, or until their successors are duly elected or appointed, as more particularly described in the information circular of TransGlobe dated April 9, 2018 (the "Information Circular"):

Robert G. Jennings	Approved	25,521,916 63.19%	14,865,421 36.81%
Ross G. Clarkson		34,794,268 86.15%	5,593,069 13.85%
Matthew Brister		39,672,194 98.23%	715,143 1.77%
David B. Cook		21,172,006 52.42%	19,215,331 47.58%
Fred J. Dyment		30,451,025 75.40%	9,936,312 24.60%
Randall C. Neely		39,736,170 98.39%	651,167 1.61%
Bob (G.R.) MacDougall		21,290,719 52.72%	19,096,618 47.28%
Susan M. MacKenzie		36,960,857 91.52%	3,426,480 8.48%
Steven W. Sinclair		39,818,919 98.59%	568,418 1.41%
3. Ordinary resolution appointing Deloitte LLP, Chartered Accountants, as auditors of TransGlobe for the ensuing year and to authorize the directors of TransGlobe to fix their remuneration as such.	Approved	Show of hands	Show of hands

4. Advisory resolution accepting the Company's approach to executive compensation, as described in the Information Circular.	Approved	25,212,332 62.43%	15,175,005 37.57%

5. Ordinary resolution confirming proposed amendments to the by-laws of the Company to require each shareholder to notify the Company (i) if it has become or ceased to be a Significant Shareholder (as defined in the Information Circular); and (ii) of any Relevant Change (as defined in the Information Circular), as described in the Information Circular.	Approved	32,953,906 81.59%	7,433,431 18.41%

6. Special resolution amending the "Other Provisions" contained in Schedule "B" to the articles of continuance of the Company to allow the Company to hold meetings of shareholders at any place within or outside of the Province of Alberta, as described in the Information Circular.	Approved	40,064,595 99.20	322,742 0.80%

Dated at Calgary, Alberta this 10th day of May, 2018.
AIM Listing

The Company, with the assistance of Canaccord Genuity Limited, is in the advanced stages of the previously announced AIM process which it now expects to complete by June 30th. In addition, the Company has named GMP First Energy as its co-broker along with Canaccord Genuity.

Board Transition Plans and Change in Director Share Ownership policy

In conjunction with the Company’s AIM process, and in response to recent shareholder feedback on Board renewal and other governance matters, the Board is pleased to announce the following transition plan and policy change affecting its Board of Directors:

•	Over the next twelve months, the Board of Directors will be reduced from nine to seven members:

o	Three of the existing seven independent directors plan to retire at or prior to the Company’s AGM in 2019, and

o	The Board plans to recruit one new board member, a UK or European based qualified individual, to join the Board in 2019.

The Board believes that this plan provides an orderly transition in the Board of Directors while the Company seeks to grow its UK and European investor base in 2018 and 2019.

•
In addition, the Board has modified the Director share ownership policy to require non-executive Directors to accumulate and hold 50% of their director share ownership requirement (3X annual retainer) in common shares.

Say on Pay

Our Board of Directors and Compensation, Human Resources and Governance Committee is committed to engaging with shareholders to communicate and discuss our compensation plans and incorporating their feedback into our governance and planning processes. The Board is grateful for the valuable and constructive feedback provided by shareholders which assisted the Board in finalizing its transition plans and change to its Director share ownership policy. We remain committed to being transparent with and accountable to our investors and value ongoing feedback. Shareholders may feel free to contact Sue MacKenzie or Rob Jennings at boardofdirectors@trans-globe.com.

About TransGlobe

TransGlobe Energy Corporation is a Calgary-based, growth-oriented oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

Advisory on Forward-Looking Information and Statements

Certain statements included in this news release constitute forward-looking statements or forward-looking information under applicable securities legislation. Such forward-looking statements or information are provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes. Forward-looking statements or information typically contain statements with words such as "anticipate", "believe", "expect", "plan", "intend", "estimate", "may", "will", "would" or similar words suggesting future outcomes or statements regarding an outlook. In particular, forward-looking information and statements contained in this document include, but are not limited to, expectations of completing the AIM process by June 30, 2018; the reduction in the size of the Board of Directors; the number of Directors that are expected to retire and the timing of such retirements; plans to recruit one new board members and the qualifications of such director; and other matters.

Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information but which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe.

In addition to other factors and assumptions which may be identified in this news release, assumptions have been made regarding, among other things, that the steps necessary to complete the AIM process have been identified and will be completed on or before June 30, 2018; that the required approvals of our Board of Directors and Nomad and the AIM Market of the London Stock Exchange will be received by June 30, 2018; that three Directors will retire when expected; that the Company will be able to identify a qualified and willing individual to join its Board of Directors; and other matters.

Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties which may cause actual results to differ materially from the forward-looking statements or information include, among other things; uncertainty in obtaining required approvals from TransGlobe's nominated advisor; uncertainty in obtaining required approvals from the AIM Market of the London Stock Exchange; failure to advance an AIM admission filing; failure to achieve the perceived benefits of the AIM market; failure to establish an executive office in London on the time anticipated or at all; and other factors beyond the Company's control. No assurances are given that an application to list will be made or that any TransGlobe security will be listed on the AIM market. Readers are cautioned that the foregoing list of factors is not exhaustive. Please consult TransGlobe’s public filings at www.sedar.com and www.sec.gov/edgar.shtml for further, more detailed information concerning these matters, including additional risks related to TransGlobe's business.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise unless required by applicable securities laws. The forward-looking statements or information contained in this news release are expressly qualified by this cautionary statement.

For further information, please contact: Investor Relations Telephone: 403.264.9888 Email: investor.relations@trans-globe.com Web site: http://www.trans-globe.com